[Letterhead for KPMG Hungaria Kft.]



April 20, 2005


Securities and Exchange Commission

Ladies and Gentlemen:

We were previously principal accountants for Euroweb International Corp. and, under the date of March 23, 2005, we reported on the consolidated financial statements of Euroweb International Corp. ("the Company") as of December 31, 2004 and for the years ended December 31, 2004 and 2003. On April 15, 2005, we declined to stand for re-election. We have read Euroweb International Corp.'s statements included under Item 4.01 of its Form 8-K dated April 20, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Euroweb International Corp.'s statements that the Company engaged Deloitte as its principal independent accountant, that the change was approved by the board of directors, and we are not in a position to agree or disagree with the Company's statements that there were no reportable events between January 1, 2005 and April 15, 2005, and we are unable to agree or disagree with the Company's statements that Deloitte was not consulted regarding the application of accounting principles to a specified transaction, or that the Company did not consult Deloitte on the type of audit opinion that might be rendered on Euroweb International Corp.'s financial statements, or that Deloitte did not provide either a written report or oral advice to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement or a reportable event, each as defined in Item 304 of Regulation S-K, or that Deloitte has provided consent for Elender financials included in registration statements.

Yours truly,

/s/ KPMG Hungaria Kft.

KPMG Hungaria Kft.